Contact: Ladd Biro, Champion Management 972.930.9933; lbiro@championmgt.com

AMERICA CRAVES RAVE RESTAURANT GROUP

Owner of Pie Five Pizza Co. and Pizza Inn poised for growth as company looks to the future with new name

(DALLAS, TX) January 8, 2015 – On January 7, 2015, Pizza Inn Holdings, Inc. changed its name to become RAVE Restaurant Group, Inc.  The new name and a new “RAVE” trading symbol will be reflected on NASDAQ on Friday, January 9, 2015.  The renamed company includes Pie Five Pizza Co., the nation’s leading fast casual pizza company, and Pizza Inn, one of the nation’s first dine-in pizza chains.

“Our new name, RAVE Restaurant Group, is a better reflection of our transformation,” said Randy Gier, Chief Eating Officer of RAVE Restaurant Group.  “We are no longer a slow growth, single-brand restaurant company.  We have high expectations for ourselves and our brands.”

“We are laser focused on becoming world class restaurant operators.  In fact, the RAVE name comes from the first principle of our operating mission vision and values, ‘to create raveable, craveable, comeback quality food for our guests.’  ‘Restaurant Group’ reflects the multiple brands in our portfolio, today and into the future,” added Gier.

“Pie Five is leading the explosive fast casual pizza segment with solid unit level economics, impressive comparable store sales growth, and a strong pipeline of new corporate and franchise stores,” said Gier.  “We are seeing continued double digit comp store sales performance, the expansion of company markets, and the signing of new franchise partners. The total number of new franchise and company-owned stores anticipated over the next 5 to 6 years is now over 400 restaurants.”

“We are equally pleased with the performance of our Pizza Inn brand.  A brand which has struggled to grow in recent years has now recorded three consecutive quarters of comparable sales growth, and is continuing those trends into 2015,” added Gier.  “We have developed a strong partnership with our franchise leadership, and are systematically addressing our barriers to growth.  This started with fixing some fundamental quality issues and is extending into aligned Marketing initiatives, improved operating standards, and the development of tools and training for our restaurant managers and crew that will allow them to run world class restaurants across the system.”

“The stabilization, and now positive growth, of the Pizza Inn brand is critical to us,” said Tim Mullany, CFO.  “It is not only our flagship brand and an important source of cash flow, but we have a commitment to our franchise partners, many of whom have made Pizza Inn their family business.  Most importantly, we’re building a team of highly talented restaurant professionals and an infrastructure to support growth and consistent performance.”

Pie Five Pizza Co. is considered a pioneer of the fast casual pizza category and has twice been named among Fast Casual’s Top 15 “Movers & Shakers” (2013/2014).  Pie Five has also been recognized as a 2012 Hot Concepts winner by Nation’s Restaurant News and one of “10 Hot New Restaurant Chains from Established Brands” by Forbes.com. Pie Five currently has 31 locations in nine states (Florida, Kansas, Maryland, Missouri, North Carolina, Tennessee, Texas, Utah and Virginia) with more than 400 company-owned and franchise units anticipated in 16 states and Washington, DC.

Pie Five lets pizza lovers customize every aspect of their pizza.  They can choose their favorite crust – artisan thin, classic pan, whole grain Neapolitan or gluten free thin – and then top it with their choice of seven sauces, four cheeses, eight meats and 16 veggies.   Best of all, there’s no penalty for piling on…there’s more than a million combinations of handcrafted personal pizzas to choose from, all at the same low price.

Pizza Inn was founded in 1958 near Southern Methodist University in Dallas.  As word spread of Pizza Inn’s exceptional food and friendly service, so did the popularity and number of new restaurants.  For the next 30 years, Pizza Inn was a mainstay all across the southeastern and southwestern U.S.  Today the brand operates more than 250 restaurants domestically and internationally with several new stores scheduled to open in the next year.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Rave Restaurant Group.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of Rave Restaurant Group will be achieved.

ABOUT RAVE RESTAURANT GROUP

Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, franchises and supplies nearly 300 Pie Five and Pizza Inn restaurants operating domestically and internationally.  Pie Five is the leading brand in the rapidly growing fast-casual pizza space, offering individual handcrafted pizzas with fresh ingredients made to order in less than five minutes. Pizza Inn is an international chain featuring freshly made traditional and specialty pizzas, salads, pastas, sandwiches and desserts.  For more information, please visit www.raverestaurantgroup.com.

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